Exhibit 3.4

RHP HOTEL PROPERTIES, LP

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into effective as of September 14, 2012, by and among RHP Partner, LLC, a Delaware limited liability company as the General Partner, and Gaylord Entertainment Company, a Delaware corporation, as the Limited Partner.

FOR AND IN CONSIDERATION of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the Partners do hereby agree as follows:

1.	Formation. The parties hereto confirm the formation of a limited partnership (the “Partnership”) which shall be governed under the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

2.	Name of Partnership. The name of the Partnership shall be RHP Hotel Properties, LP, and the business and activities of the Partnership shall be conducted under that name.

3.	Registered Office and Address. The Partnership shall maintain a registered office in Delaware at 2711 Centerville Road, Suite 400, County of New Castle, Delaware 19808.

4.	Registered Agent and Address. The initial registered agent of the Partnership shall be Corporation Service Company, and its address in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Delaware 19808.

5.	Principal Place of Business. The principal place of business of the Partnership shall be One Gaylord Drive, Nashville, Davidson County, Tennessee 37214. The Partnership may maintain such other offices and places of business as the General Partner may deem advisable for the benefit of the Partnership.

6.	Names and Addresses of Partners. Any Partner who changes his or her address shall give written notice thereof to the Partnership.

7.	Purpose. The purpose and business of the Partnership shall be the conduct of any business or activity that may be conducted by a limited partnership organized pursuant to the Act. Any or all of the foregoing activities may be conducted directly by the Partnership or indirectly through another partnership, joint venture, or other arrangement.

8.	Powers of the Partnership. The Partnership is authorized:

(a)	Acquire Assets. To construct, purchase, lease, receive or otherwise acquire any real or personal property;

(b)	Manage, Operate, Convey and Encumber Assets. To operate, maintain, improve, sell, option, convey, assign, pledge, mortgage, lease or otherwise manage, transfer or encumber any assets owned by the Partnership;

(c)	Borrow Funds. To borrow money and issue evidences of indebtedness in furtherance of the Partnership business, whether secured or unsecured;

(d)	Refinancings. To prepay, in whole or in part, refinance, recast, increase, modify and extend any Partnership indebtedness;

(e)	Enter into Contracts. To execute, deliver and perform such agreements, documents and instruments as may be advisable in connection with the conduct of the Partnership business; and

(f)	Broad Power to Act. To do any and all other acts of any kind whatsoever in connection with the accomplishment of the purposes of the Partnership.

9.	Term. The term of the Partnership shall commence upon the filing of the duly executed Certificate of Limited Partnership in the office of the Delaware Secretary of State and shall continue until the dissolution and liquidation of the Partnership have been completed as hereinafter provided.

10.	Capital Accounts.

(a)	In General. A capital account shall be established on the books of the Partnership for each Partner. Each such capital account shall be credited with the fair market value of the respective Partner’s initial capital contribution, and with the respective Partner’s share, determined as provided herein, of Partnership net profits. Each Partner’s capital account shall be debited with the respective Partner’s share, determined as provided herein, of Partnership net losses and with the fair market value of all distributions made by the Partnership to such Partner.

(b)	Capital Contributions.

(1)	Initial Capital Contributions. The Partners agree to contribute assets to the capital of the Partnership as shown on Exhibit A.

(2)	No Additional Capital Contributions Required. No additional capital contributions shall be required of any partner.

(c)	Additional Capital Contributions with Consent of General Partner. No Partner may contribute additional capital to the Partnership without the prior written consent of the General Partner.

(d)	Transfers of Partnership Interests. Upon the transfer by any Partner of any part or all of his or her Partnership Interest as hereinafter provided, the proportionate amount of his or her respective capital account shall be transferred to the transferee.

11.	Allocation of Profits and Losses.

(a)	Partners’ Partnership Interests in Profits and Losses. All Partnership net profits and net losses from whatever source derived (except profits and losses incurred with respect to property contributed to the Partnership by a Partner, which shall be allocated pursuant to Section 704(c) of the Internal Revenue Code of 1986 and the regulations thereunder), shall be allocated to the Partners pro rata based upon their respective Partnership Interests. The term “Partnership Interest”, with respect to any Partner, shall mean the interest of such Partner in the profits, losses, distributions, capital, and assets of the Partnership. The Partnership Interests of the Partners are set forth on Exhibit A attached hereto. The General Partner shall keep accurate records to reflect any and all changes which may occur in the Partnership Interests.

(b)	Transfers of Partnership Interests. In the event of a transfer by a Partner of all or part of such Partner’s Partnership Interest, or in the event of any increase or decrease in the Interest of any Partner, whether arising out of the entry of a new Partner, the liquidation (partial or whole) of any Partner’s Interest, or otherwise, the share of the profits and losses of the respective Partners, and each item of income and expense related thereto, shall be determined by reference to the income and expense reflected on the books and records of the Partnership as of the day on which any such event occurs, as if such books and records were closed on such day.

12.	Distributions to Partners.

(a)	Non-liquidating Distributions.

(1)	In General. Distributions (in cash or in kind) may be made from the Partnership to the Partners in such amounts and at such times as the General Partner shall determine.

(2)	Allocation of Distributions among Partners. All distributions shall be made in accordance with the Percentage Interests of the Partners, except for distributions upon the liquidation of the Partnership which shall be made in the manner provided in subparagraph 12(b) below.

(b)	Liquidation Distributions. Distributions made upon liquidation of the Partnership shall be apportioned among the Partners in accordance with the provisions of subparagraph 21(d) hereof.

13.	Limitation on Withdrawals of Capital by Partners. Prior to the liquidation of the Partnership:

(a)	Withdrawals Limited. No Partner shall have the right to withdraw or reduce his or her contribution to the capital of the Partnership or to require the Partnership to make any distribution to the Partners; and

(b)	No Priority among Partners. No Partner shall have the right to demand to have distributed, or to receive, any specific class or item of property, and no Partner shall have any priority over any other Partner, either as to contributions of capital or otherwise.

14.	Management of Partnership Business.

(a)	Partnership Managed by General Partner. The management of the Partnership’s business shall be vested solely in the General Partner who shall devote such time and attention to the business of the Partnership as may be appropriate. The General Partner shall manage the affairs of the Partnership to the best of the General Partner’s ability and shall use its best efforts to carry out its responsibilities as set forth herein and as provided in the Act. The General Partner shall have full power to carry out the purposes and objectives of the Partnership through the exercise of the authority conferred upon the Partnership under paragraph 8 hereof, and the General Partner shall possess and may enjoy and exercise all of the rights and powers of general partners as more particularly provided by the Act, except to the extent any of such rights may be limited or restricted by the express provisions of this Agreement.

(b)	Execution of Contracts and Agreements. In addition to, and by no means limiting the authority set forth in Section 14(a), the General Partner is authorized to execute and deliver, for an on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, leases, loan agreements, mortgages, and other security instruments and deeds, and any and all other documents and instruments as the General Partner deems proper, all on such terms and conditions as it deems proper.

(c)	Compensation of General Partner. The Partnership may pay to the General Partner compensation for any services that such General Partner renders to the Partnership in an amount commensurate with the value of the services rendered.

(d)	Reimbursement for Expenses. The General Partner shall be entitled to be reimbursed for all reasonable costs and expenses incurred by the General Partner in carrying out its duties hereunder or in carrying on the business and activities of the Partnership.

(e)	Tax Matters Partner. The General Partner shall be the “tax matters partner” (as defined in Section 6231(a)(7) of the Internal Revenue Code) for all administrative and judicial proceedings for the assessment and collection of tax deficiencies and for the refund of tax overpayments arising out of a Partner’s distributive share of Partnership income, losses and credits.

(f)	Liability of General Partner. The General Partner shall have no liability to the Partnership or the Limited Partner for any mistakes or errors in judgment or for any act or omission which the General Partner believes in good faith to be within the scope of authority conferred upon the General Partner by this Agreement (except acts or omissions involving willful misconduct, fraud, or gross negligence as the General Partner) if the General Partner discharges the General Partner’s duties in compliance with the Act.

15.	Rights of Limited Partners.

(a)	In General. No Limited Partner shall be subject to assessment nor shall any Limited Partner be personally liable for any of the debts or obligations of the Partnership or any of the losses of the Partnership beyond his or her obligation to contribute to the capital of the Partnership as specified in this Agreement.

(b)	No Right to Participate in Management. No Limited Partner, as such, shall take part in the management of the Partnership’s business, or have any power, right or authority to enter into any agreement, execute or sign documents for, make representations on behalf of, or to otherwise act so as to bind the Partnership in any manner.

(c)	Right to Information and Accountings. Each Limited Partner shall have the right to true and full information of all things affecting the Partnership and to a formal accounting of Partnership affairs whenever circumstances render it just and reasonable.

16.	Restrictions on Transfers of Partnership Interests. No Partner may sell, assign, give, transfer, pledge, or encumber, directly or indirectly, any of its interest in the Partnership, whether now owned or hereafter acquired, without the prior unanimous written consent of the Partners.

17.	Conditions on Transferee’s Admission to Partnership as a Limited Partner. No person to whom an interest in the Partnership has been transferred shall become a Limited Partner unless:

(a)	Execution of Partnership Agreement. The transferee signs this Partnership Agreement and agrees to be bound by the terms hereof (unless such transferee is already a Limited Partner);

(b)	Payment of Expenses. Such transferee pays all reasonable expenses connected with such admission; and

18.	Books, Records, Accounts, and Reports.

(a)	Maintenance of Accurate Records. At all times during the existence of the Partnership, the General Partner shall keep, or cause to be kept, full and true books of account, in which all transactions of the Partnership shall be entered fully and accurately. If and as deemed necessary by the General Partner, adequate reserves may be established for accounting, legal, management, and other similar fees, ad valorem taxes, insurance, and any other item for which reserves should be established in the discretion of the General Partner. Such books of account, together with a copy of this Agreement and all amendments hereto, shall at all times be maintained at the principal office of the Partnership and shall be open to reasonable inspection and examination by the Partners or their duly authorized representatives.

(b)	Tax Returns. The General Partner shall have income tax returns prepared for the Partnership; and a report indicating the respective Partners’ shares of the net income or losses, capital gains or losses, and other items required under the Internal Revenue Code to be separately allocated to each Partner, shall be distributed to the Partners within a reasonable time after the close of the taxable year or the period of the Partnership for which such return was prepared.

(c)	Partnership Accounts. All funds of the Partnership shall be deposited in a separate account or accounts, and only the General Partner, and such persons as may be designated by the General Partner, may sign checks and draw upon such account or accounts.

19.	Dissolution of General Partner. In the event of the dissolution of the General Partner, the Limited Partner may within thirty days after notice of such event elect to continue the Partnership. In the event that the Limited Partner elects to continue the Partnership, the Limited Partner shall designate a new General Partner. If such new General Partner shall accept such designation, it shall succeed to all the rights, duties and obligations of the General Partner occurring from and after the date of its acceptance. In the absence of such designation, consent and acceptance, and in the event that there is no General Partner otherwise remaining, the Partnership shall be dissolved on such thirtieth day, in which event the Limited Partner shall wind up and liquidate the Partnership as provided in paragraph 21 below.

20.	Dissolution. The Partnership shall be dissolved upon the earlier of:

(a)	Election to Terminate. The election to terminate the Partnership made in writing by the General Partner; or

(b)	Lack of General Partners. At any time there shall be no General Partner.

21.	Liquidation. Following the dissolution of the Partnership for any reason, the General Partner, or the person required by law to wind up its affairs, shall liquidate the Partnership and shall apply the proceeds of such liquidation and distribute the remaining assets of the Partnership in the following order:

(a)	Payment of Creditors other than Partners. To the repayment of creditors of the Partnership other than Partners;

(b)	Payment of Partner-Creditors. To the repayment of Partners to the extent of loans made to the Partnership;

(c)	Reserves. To the setting up of any reserves deemed reasonably necessary by the person liquidating the Partnership for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the conduct of the business and affairs of the Partnership; and

(d)	Remainder to Partners. The remainder to the Partners in the following manner:

(1)	Cash Liquidation. In the event of a complete liquidation in cash, then to the Partners in accordance with their capital accounts.

(2)	Liquidation Wholly or Partially in Kind. In the event of a liquidation in kind (in whole or in part), the net fair market values of the properties to be distributed in kind shall be determined by the General Partner (or the person required by law to wind up the affairs of the Partnership), in such manner as the General Partner (or such other person) deems best in their reasonable discretion. Each Partner shall then receive an undivided interest in the asset or assets of the Partnership equal in value to the proceeds to which he or she would have been entitled if such asset or assets had been sold or otherwise converted to cash at such fair market values and the liquidation of the Partnership had been made solely in cash.

(e)	Reasonable Period to Complete Liquidation. A reasonable time (not to exceed eighteen (18) months) shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of all liabilities to its creditors so as to enable any losses attendant upon liquidation to be minimized. Each of the Partners shall be furnished by the General Partner (or the person required by law to wind up the affairs of the Partnership) with a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation and the manner in which the assets of the Partnership are to be or have been distributed.

(f)	Termination of Legal Status of Partnership. Upon complying with the foregoing distribution plan, the liquidating Partner shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Partnership as provided by the Act, and all the Partners agree to join in executing such document if such joinder is requested by the General Partner (or the person required by law to wind up the affairs of the Partnership). Upon the filing of a certificate of cancellation of the Partnership in the appropriate public office as required under the Act, the Partnership shall be terminated.

22.	Amendments to Partnership Agreement.

(a)	Unanimous Vote of Partners. Except as set forth herein, this Agreement may be amended only by written action signed by all Partners.

(b)	Certain Amendments by General Partner. Notwithstanding the foregoing, amendments to reflect any one or more of the following events may be made by the General Partner to carry out the other provisions of this Agreement and to comply with law, and no such amendments ahll require the vote, approval, or written consent of the Limited Partner: (i) change in the name of the Partnership; (ii) change in the location of the principal place of business; (iii) change in the name of a Partner; (iv) change in the place of resident of a Partner; and (v) substitution of a Limited Partner.

23.	Miscellaneous.

(a)	Notices. The address of each Partner for all purposes shall be the address set forth in the attached Exhibit A to this Agreement or such other address of which the General Partner has received written notice. Any notice, demand, or request required or permitted to be given or made hereunder shall be in writing and shall be deemed given or made when delivered or when deposited in the U.S. Mail, postage prepaid, certified or registered, return receipt requested, to such Partner at such address.

(b)	Paragraph Titles for Convenience Only. All titles and captions in this Agreement are for convenience only and shall not be deemed or construed to define, limit, extend or describe the scope of interest of this Agreement or any part hereof.

(c)	Delaware Law Controls. The construction and validity of this Agreement shall be determined in all respects in accordance with and shall be governed by the laws of the State of Delaware.

(d)	Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

(e)	Severability. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect the validity of the remainder or any other provision of this Agreement in any respect whatsoever.

(f)	Execution in Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement and all of which shall constitute but one Agreement, by each of the parties hereto on the dates respectively indicated. In the event the General Partner deems it desirable, a counterpart of this Agreement or a copy hereof may, when attached to a sworn verification and certificate of the General Partner, be filed for record and serve as a Certificate of Limited Partnership or for any other lawful purpose.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

“GENERAL PARTNER” RHP PARTNER, LLC General Partner

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	Vice President & Secretary

“LIMITED PARTNER” GAYLORD ENTERTAINMENT COMPANY

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	General Counsel and Secretary

EXHIBIT A

Partner Name & Address		Percentage Interest

General Partner

RHP Partner, LLC		0.5%
One Gaylord Drive
Nashville, Tennessee 37214
EIN: 46-0980656

Limited Partner

Gaylord Entertainment Company		99.5%
One Gaylord Drive
Nashville, Tennessee 37214
EIN: 73-0664379

	TOTAL	100%